EXHIBIT 16.1

Lawrence Scharfman, CPA
9608 Honey Bell Circle
Boynton Beach, FL 33437
(561) 733-0296 Telephone
(561) 740-0613 Fax

August 18, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: ExperTelligence, Inc.
File No. 0-11596

We have read the  statements  that ExperTelligence, Inc., included under Item 4 of the Form 8-K report expected to be filed on August 19, 2009 regarding the recent change of auditors.  We agree with such statements made  regarding  our  firm.  We have no basis to agree or  disagree  with  other statements made under Item 4.

Very truly yours,

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA